Exhibit 99.1

Consolidated Financial Statements

GA-Net Sol Parent, LLC and Subsidiaries
Years Ended December 31, 2010, 2009, and 2008
With Report of Independent Auditors

GA-Net Sol Parent, LLC and Subsidiaries

Consolidated Financial Statements

Years Ended December 31, 2010, 2009, and 2008

Report of Independent Auditors

Board of Directors
GA-Net Sol Parent, LLC and Subsidiaries

We have audited the accompanying consolidated balance sheets of GA-Net Sol Parent, LLC and Subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in member’s equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GA-Net Sol Parent, LLC and Subsidiaries at December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

August 9, 2011

GA-Net Sol Parent, LLC and Subsidiaries

Consolidated Balance Sheets
(In Thousands)

	December 31
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$26,931	$37,898
Accounts receivable, less allowances for doubtful accounts and sales returns totaling $1,087 and $1,303, respectively	2,541	3,490
Deferred expenses, current portion	41,771	39,293
Prepaid expenses and other current assets	6,027	5,996
Total current assets	77,270	86,677

Property and equipment, net	25,635	21,475
Goodwill	763,336	763,336
Intangible assets, net	98,205	108,800
Investments in unconsolidated entities	3,489	3,958
Deferred expenses, net of current portion	55,808	54,352
Other assets	3,948	5,409
Total assets	$1,027,691	$1,044,007

Liabilities and member’s equity
Current liabilities:
Accounts payable and accrued expenses	$24,141	$16,724
Deferred revenue, current portion	171,238	164,736
Loans payable, current portion	929	279
Other current liabilities	2,376	1,001
Total current liabilities	198,684	182,740

Deferred revenue, net of current portion	192,575	187,830
Loans payable, net of current portion	279,172	339,172
Other liabilities	14,080	14,185
Total liabilities	684,511	723,927

Member’s equity	343,180	320,080
Total liabilities and members’ equity	$1,027,691	$1,044,007

See accompanying notes.

GA-Net Sol Parent, LLC and Subsidiaries

Consolidated Statements of Operations
(In Thousands)

	Year Ended December 31
	2010	2009	2008
Revenue:
Domain name services	$174,671	$174,786	$169,022
Web services	76,040	75,263	71,239
Marketing and advertising	14,194	20,336	30,600
Total revenue	264,905	270,385	270,861

Cost of revenue	71,552	76,793	79,273
Gross margin	193,353	193,592	191,588

Operating costs and expenses:
Sales and marketing	45,043	54,445	72,168
Technology services, excluding depreciation	38,185	33,404	37,779
General and administrative	29,351	30,584	31,198
Stock-based compensation	1,719	2,182	1,327
Depreciation and amortization	24,434	26,941	34,840
Impairment of intangible asset	–	32,700	–
Total operating expenses	138,732	180,256	177,312
Income from operations	54,621	13,336	14,276

Interest and other expenses, net	15,193	19,967	29,245
Income (loss) before income taxes	39,428	(6,631)	(14,969)
Income tax (benefit) expense	(1,480)	9,210	136
Net income (loss)	$40,908	$(15,841)	$(15,105)

See accompanying notes.

GA-Net Sol Parent, LLC and Subsidiaries

Consolidated Statements of Changes in Member’s Equity
(In Thousands)

Balance at December 31, 2007	$348,154
Distributions	(3,488)
Other comprehensive income	101
Stock-based compensation	1,327
Net loss	(15,105)
Balance at December 31, 2008	330,989
Other comprehensive income	2,744
Stock-based compensation	2,182
Contributions	6
Net loss	(15,841)
Balance at December 31, 2009	320,080
Other comprehensive loss	(882)
Stock-based compensation	574
Distributions	(17,500)
Net income	40,908
Balance at December 31, 2010	$343,180

See accompanying notes.

GA-Net Sol Parent, LLC and Subsidiaries

Consolidated Statements of Cash Flows
(In Thousands)

	Year Ended December 31
	2010	2009	2008
Cash flows from operating activities
Net income (loss)	$40,908	$(15,841)	$(15,105)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	24,434	26,941	34,840
Impairment of intangible assets	–	32,700	–
Stock-based compensation	1,719	2,182	1,327
Amortization of deferred financing costs	2,244	1,622	1,634
Provision for doubtful accounts	(216)	(66)	385
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	1,165	(1,107)	1,621
Prepaid expenses and other assets	(709)	998	(1,239)
Deferred expenses	(3,933)	(273)	(12,388)
Accounts payable and accrued expenses	7,417	(46)	(6,367)
Accrued interest	–	(14)	(17)
Deferred revenue	11,246	3,800	43,822
Other liabilities	(861)	8,402	1,310
Net cash provided by operating activities	83,414	59,298	49,823

Cash flows from investing activities
Purchases of property and equipment	(17,999)	(8,754)	(16,172)
Additional purchase price paid	–	(1,000)	(1,000)
Investments in unconsolidated entities	469	1,163	(4,931)
Net cash used in investing activities	(17,530)	(8,591)	(22,103)

GA-Net Sol Parent, LLC and Subsidiaries

Consolidated Statements of Cash Flows (continued)
(In Thousands)

	Year Ended December 31
	2010	2009	2008
Cash flows from financing activities
Principal payments on loans payable	$(60,000)	$(35,000)	$(20,000)
Proceeds from financing arrangement	649	–	–
Contributions from the member	–	6	–
Distributions to the member	(17,500)	–	(3,488)
Net cash used in financing activities	(76,851)	(34,994)	(23,488)
Net (decrease) increase in cash and cash equivalents	(10,967)	15,713	4,232

Cash and cash equivalents, beginning of period	37,898	22,185	17,953
Cash and cash equivalents, end of period	$26,931	$37,898	$22,185

Supplemental disclosures of cash flow information
Cash paid for interest	$12,301	$16,954	$27,827
Cash paid for income taxes	$376	$1,138	$239

See accompanying notes.

GA-Net Sol Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements
(In Thousands)

December 31, 2010

1. Nature of Business and Organization

Nature of Business

GA-Net Sol Parent, LLC (the Company), through its wholly owned operating subsidiary Network Solutions, LLC (Network Solutions), is a provider of web services that enable small- to medium-sized businesses to establish, design, maintain, promote, and optimize their online presence with operations in Virginia; Illinois; Pennsylvania; and Buenos Aires, Argentina. The Company’s comprehensive business solutions allow customers to establish a secure web presence, communicate, transact business, and market over the internet. The Company’s suite of services includes domain name registration, website design and hosting, email, security, e-commerce, and online marketing. The Company believes these services enable its customers to rapidly and cost-effectively establish an online presence while maintaining their focus on their core businesses.

Organization

On March 7, 2007, Net Sol Holdings, LLC (Holdings), a Delaware limited liability company, acquired NS Holdings LLC and its subsidiaries (the Acquisition). Holdings and the Company were formed by General Atlantic, LLC to effect the Acquisition. Holdings is the sole member of the Company.

As a limited liability Company, no member shall be obligated personally for any debt, obligation, or liability of the Company; all such debt obligations and liabilities are the sole responsibility of the Company.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements comprise the accounts of the Company and its wholly owned subsidiaries. In consolidation, all significant intercompany profits, transactions, and balances have been eliminated.

The Company has investments where it has the ability to exercise significant influence over the investee and accounts for those investments under the equity method of accounting. Significant influence typically exists if the Company has a 20% to 50% ownership interest in the investee.

GA-Net Sol Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(In Thousands)

2. Summary of Significant Accounting Policies (continued)

Under this method of accounting, the Company’s share of the net earnings or losses of the investee is included in interest and other expenses, net. The Company evaluates its equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable. If a decline in the value of an equity method investment is determined to be other than temporary, a loss is recorded in earnings in the current period.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of 90 days or less from date of purchase to be cash equivalents. The Company maintains its cash balances in highly rated financial institutions. At times, such cash balances exceed the Federal Deposit Insurance Corporation limit.

Accounts Receivable

Accounts receivable are carried at the outstanding balance less an allowance for estimated chargebacks and other credit card returns, including fraudulent purchases and sales returns. The allowance is recorded as a reduction of deferred revenue at the time of sale.

The Company also maintains an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. The Company regularly reviews the adequacy of the accounts receivable allowance after considering the significance of the accounts receivable balance, each customer’s expected ability to pay, and collection history. Increases to the allowance are recorded as bad debt expense.

Debt Financing Costs

The Company defers costs incurred to obtain new debt financing as prepaid expenses and other noncurrent assets. The Company amortizes debt financing costs over the term of the underlying debt using the effective interest method.

GA-Net Sol Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(In Thousands)

2. Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment are stated at cost. The Company depreciates its property and equipment using the straight-line method over the estimated useful lives of the assets. Computer equipment and computer software have estimated useful lives of three years, and furniture and fixtures have an estimated life of five years. The cost of leasehold improvements is capitalized and amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset, generally five to ten years.

In accordance with Accounting Standards Codification (ASC) 350-50, Website Development Costs, the Company expenses costs incurred in the preliminary project stage and thereafter capitalizes permitted costs incurred in the development or acquisition of internal use software. Certain costs, such as research and development, maintenance, and training, are expensed as incurred. Capitalized costs are amortized over the expected life of the asset, which is three years. The Company capitalized costs related to internal use software of approximately $5,911, $5,044, and $7,800 for the years ended December 31, 2010, 2009, and 2008, respectively. Amortization expense related to internal use software was $6,600, $7,700, and $8,600 for the years ended December 31, 2010, 2009, and 2008, respectively, and is included in depreciation and amortization expense in the consolidated statements of operations.

Goodwill, Intangible Assets, and Other Long-Lived Assets

The Company does not amortize goodwill and intangible assets deemed to have indefinite lives. In accordance with ASC 350, Intangibles-Goodwill and Other, the Company performs an annual impairment test of its goodwill and intangible assets deemed to have indefinite lives during the fourth quarter of its fiscal year and when events and circumstances indicate that those assets might be permanently impaired. Impairment testing of goodwill is required at the reporting unit level and involves a two-step process. The first step of the impairment test involves comparing the estimated fair value of the Company’s reporting units with the reporting units’ carrying amount, including goodwill. Fair value of a reporting unit is estimated using a combination of income-based and market-based valuation methodologies. Under the income approach, forecasted cash flows of a reporting unit are discounted to a present value using a discount rate commensurate with the risks of those cash flows. Under the market approach, the fair value of a reporting unit is estimated based on the revenues and earnings multiples of a group of comparable public companies and from recent transactions involving comparable companies. If the carrying amount of the reporting unit exceeds its fair value, a second step is performed to compare the carrying amount of goodwill to the implied fair value of that goodwill. If the carrying amount of goodwill exceeds the implied fair value of that goodwill, an impairment loss would be recognized in an amount equal to the excess.

GA-Net Sol Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(In Thousands)

2. Summary of Significant Accounting Policies (continued)

An intangible asset with an indefinite life (trade name) is evaluated for possible impairment by comparing the fair value of the asset with its carrying value. Fair value is estimated as the discounted value of future revenues arising from hypothetically licensing a trade name using a royalty rate that an independent party would pay for use of that trade name. An impairment charge is recorded if the carrying value of the indefinite-lived intangible asset exceeds its fair value (see Note 6).

Definite-lived intangible assets, primarily purchased customer base, contractual relationships, and technology have been recorded at the fair value determined at the time of acquisition and are being amortized on a straight-line basis over estimated useful lives of two to eleven years.

The Company follows the provisions of ASC 360-10, Impairment or Disposal of Long-Lived Assets. ASC 360-10 requires that long-lived assets, including definite-lived intangible assets, be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may be impaired, and the estimated undiscounted cash flows to be generated by those assets are less than the carrying amounts. If circumstances indicating an impairment are present, an impairment loss is recognized based on the excess of the carrying amount of the impaired asset over its fair value. Write-downs are treated as permanent reductions in the carrying amount of the assets.

Revenue Recognition

The Company’s revenues are derived from fees charged to customers for the purchase of online products and services. Revenue is recognized in accordance with ASC 605, Revenue Recognition, after the following conditions are met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the seller’s price to the buyer is fixed or determinable, and (4) collectability is reasonably assured.

GA-Net Sol Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(In Thousands)

2. Summary of Significant Accounting Policies (continued)

Registration fees for domain name services provided by the Company are recognized on a straight-line basis over the life of the registration term, which is most often one to three years and up to 100 years. Revenue from web services and marketing and advertising is recognized on a straight-line basis over the period in which services are provided.

The Company records all revenue net of an estimated provision for sales returns. Payments received in advance of services rendered are included in deferred revenue and are recognized as revenue during the respective service period.

Pursuant to ASC 605, Revenue Recognition, the Company records revenue associated with revenue share agreements on a net basis, and all other agreements in which the Company is deemed the primary obligor are recorded on a gross basis with related costs presented as cost of revenue.

Pursuant to ASC 605, Revenue Recognition, the Company evaluates revenue arrangements with multiple deliverables to determine if the deliverables (items) can be divided into more than one unit of accounting. An item is generally considered a separate unit of accounting if all of the following criteria are met:

•	The delivered item has value to the customer on a stand-alone basis;

•	There is objective and reliable evidence of the fair value of the undelivered item; and

•
If the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in the control of the Company.

Items that do not meet these criteria are combined into a single unit of accounting and recognized over the period until the last item is delivered. If all criteria are met, the Company allocates the arrangement consideration to the separate units of accounting based on their relative fair values. The Company records revenue from these units in accordance with its standard revenue recognition policies. In cases where the arrangement consideration allocated to an individual unit is less than the Company’s cost of the unit, the Company would record a loss for the amount by which the cost exceeds the revenue allocated to the unit recorded.

GA-Net Sol Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(In Thousands)

2. Summary of Significant Accounting Policies (continued)

Deferred Expenses

Deferred expenses primarily consist of prepaid domain name registry fees that are paid in full at the time a domain name is registered. The registry fees are recognized on a straight-line basis over the term of the registration period.

Advertising Costs

Advertising costs include media advertising, direct mail, and other promotional activities and are charged to expense as incurred. Advertising expense was $11,300, $11,900, and $18,100 for the years ended December 31, 2010, 2009, and 2008, respectively, and is included in sales and marketing expense in the accompanying consolidated statements of operations.

Stock-Based Compensation Plans

The Company accounts for share-based compensation in accordance with ASC 718, Compensation – Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards based on estimated fair values.

Income Taxes

A subsidiary of the Company has elected to be treated as a C corporation for federal income tax purposes. Accordingly, income taxes are accounted for using the asset and liability method pursuant to ASC 740, Income Taxes. The Company includes interest and penalties related to its uncertain tax positions in income tax expense.

Concentration of Credit Risk

The Company has no off-balance sheet concentrations of credit risk, such as foreign exchange contracts, options contracts, or other foreign currency hedging arrangements. Financial instruments that potentially subject the Company to credit risk consist principally of cash, uncollateralized accounts receivable, and hedge counterparty risk. The Company maintains reserves for estimated credit losses against accounts receivable. The accounts receivable balances are primarily domestic. Two customers represent 10% or more of accounts receivable as of December 31, 2010 and 2009. No one customer represented more than 10% of revenues for the years ended 2010, 2009, and 2008.

GA-Net Sol Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(In Thousands)

2. Summary of Significant Accounting Policies (continued)

Derivative Financial Instruments

The Company enters into derivative transactions for hedging or risk management purposes. The Company formally documents all relationships between hedging instruments and hedged items, as well as risk management objectives for undertaking various hedge transactions, before entering into the transaction.

The Company records derivative financial instruments at fair value as either assets or liabilities and recognizes changes in fair value in its equity accounts. The Company evaluates the effectiveness of hedging relationships both at the hedge inception and on an ongoing basis. The Company’s derivative instruments are designated as cash flow hedges and are considered to be highly effective. The Company records the changes in fair value of derivative financial instruments as other comprehensive income or loss until the underlying hedged item is recognized in earnings. The Company recognizes in earnings immediately any ineffective portion of a derivative’s change in fair value.

Comprehensive Income

Comprehensive income (loss) includes net income adjusted for unrealized gains and losses of interest rate protection agreements and investment instruments. Comprehensive income (loss) was $40,026, $(13,097), and $(15,004) for the years ended December 31, 2010, 2009, and 2008, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses. The Company evaluates its estimates and judgments on an ongoing basis and revises them when necessary. Actual results may differ from the original or revised estimates. The Company estimates the fair value of its goodwill and other indefinite-lived intangible assets using estimated future profitability, future cash flows, and the total market value of the Company’s competitors. The Company amortizes identifiable intangible assets over periods that it believes approximate the related useful lives of those assets based upon estimated future operating results and cash flows of the underlying business operations. The Company closely monitors estimates of those lives, which could change due to various factors, including product demand, market conditions, regulations affecting the business model of the Company’s operations, technical developments, economic conditions, and competition.

GA-Net Sol Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(In Thousands)

2. Summary of Significant Accounting Policies (continued)

New Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (FASB) issued Emerging Issues Task Force Issue No. 08-1, Revenue Arrangements with Multiple Deliverables, codified as Accounting Standards Update (ASU) 2009-13, which amends ASC Topic 605, Revenue Recognition. This requires companies to allocate revenue in multiple-element arrangements based on an element’s estimated selling price if vendor-specific or other third-party evidence of value is not available. The new guidance is to be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. The Company is currently evaluating the impact, if any, that the adoption of this guidance will have on its consolidated financial statements.

In June 2009, the FASB issued ASU 2009-17, Improvements to Financial Reporting by Enterprises Involved With Variable Interest Entities, which provides authoritative guidance on the consolidation of variable interest entities. The new guidance requires a qualitative approach to identifying a controlling financial interest in a variable interest entity (VIE) and requires ongoing assessment of whether an entity is a VIE and whether an interest in a VIE makes the holder the primary beneficiary of the VIE. The Company adopted this guidance on January 1, 2010. Adoption did not have a material impact on its consolidated financial statements.

In January 2010, the FASB issued ASU 2010-06, Improving Disclosures About Fair Value Measurements, which requires reporting entities to make new disclosures about recurring or nonrecurring fair value measurements, including significant transfers into and out of Level 1 and Level 2 fair value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair value measurements. ASU 2010-06 is effective for annual reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures, which are effective for annual periods beginning after December 15, 2010. The adoption of ASU 2010-06 did not have a material impact on the Company’s consolidated financial statement disclosures.

GA-Net Sol Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(In Thousands)

3. Investment in Unconsolidated Entities

On October 5, 2007, the Company and eNom, Inc. (eNom) entered into a joint venture to provide auction services for secondary market domain names. The joint venture business is conducted through NameJet LLC, a Delaware limited liability company, of which 50% is owned by the Company and 50% is owned by eNom. The Company contributed $0, $0, and $191 in cash for the years ended December 31, 2010, 2009, and 2008, respectively, while eNom contributed $0, $0, and $350 of technology for the same periods. The Company accounts for its investment in NameJet LLC under the equity method. The formation agreements stipulate that the Company and eNom equally share in the profits and losses of the joint venture. A loss of $110, $83, and $35 has been recorded for the years ended December 31, 2010, 2009, and 2008, respectively.

The Company acquired a 22.2% interest in OrangeSoda, Inc., through two separate investments during 2008 totaling $5,000. In 2009, as a result of OrangeSoda’s issuance of warrants to the Company, the Company’s interest increased to 25.6%. The Company accounts for its interest using the equity method of accounting, whereby the Company records its proportionate share of the net income or loss of the equity interest. A loss of $334, $1,030, and $225 has been recorded for the years ended December 31, 2010, 2009, and 2008, respectively.

On February 26, 2009, the Company and CentralNic entered into a joint venture to provide domain name distribution services and back-end registry services and to manage and operate New Top Level Domains. The joint venture business is conducted through Central Registry Solutions, a Delaware limited liability company, of which 50% is owned by the Company and 50% is owned by CentralNic. Both the Company and CentralNic contributed $3 and $50 in cash for the years ended December 31, 2010 and 2009, respectively. The Company accounts for its investment in Central Registry Solutions under the equity method. The formation agreement stipulates that the Company and CentralNic equally share in the profits and losses of the joint venture. A loss of $25 and $31 has been recorded for the years ended December 31, 2010 and 2009, respectively.

GA-Net Sol Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(In Thousands)

4. Fair Value Disclosures

Effective January 1, 2008, the Company adopted ASC 820, Fair Value Measurements and Disclosures, which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company determines the fair values of its financial instruments in accordance with ASC 820. Effective January 1, 2009, the Company adopted this statement for nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis. ASC 820 establishes a three-level hierarchy that encourages an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of the hierarchy are defined as follows:

•	Level 1 – inputs to the valuation techniques that are quoted prices in active markets for identical assets or liabilities.

•	Level 2 – inputs to the valuation techniques that are other-than-quoted prices but are observable for the assets or liabilities, either directly or indirectly.

•	Level 3 – inputs to the valuation techniques that are unobservable for the assets or liabilities.

The Company’s derivative financial instruments, consisting of interest rate swaps and caps, are valued with pricing models commonly used by the financial services industry using market observable pricing inputs. The Company does not consider these calculations to involve significant judgment on the part of management. We utilize the fair value hierarchy in our accounting for derivative financial instruments (Level 2) and in our reviews for impairment of goodwill and indefinite-lived intangible assets (Level 3).

Cash and cash equivalents, accounts receivable, and accounts payable are carried at cost, which approximates fair value and, as such, are not included in the table below.

GA-Net Sol Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(In Thousands)

4. Fair Value Disclosures (continued)

The following table presents the Company’s financial assets and liabilities measured at fair value on a recurring basis:

	December 31, 2010
	Level 1	Level 2	Level 3	Fair Value
Liabilities
Interest rate swap	$–	$1,582	$–	$1,582

	December 31, 2009
	Level 1	Level 2	Level 3	Fair Value
Assets
Interest rate cap	$–	$1	$–	$1

The estimated fair value of long-term debt is based on current market prices or interest rates. The fair value of long-term debt was estimated at $267,526 and $303,695 as of December 31, 2010 and 2009, respectively.

5. Property and Equipment

Property and equipment consists of the following:

	December 31
	2010	2009

Software	$33,114	$23,060
Computer and other equipment	21,970	14,175
Leasehold improvements	4,402	4,267
Furniture and fixtures	1,782	1,767
	61,268	43,269
Less accumulated depreciation and amortization	(35,633)	(21,794)
Property and equipment, net	$25,635	$21,475

Depreciation expense was $13,839, $15,001, and $16,645 during the years ended December 31, 2010, 2009, and 2008, respectively.

GA-Net Sol Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(In Thousands)

6. Intangible Assets

Intangible assets acquired pursuant to acquisitions consist of the following:

	December 31		Weighted- Average Remaining
	2010	2009	Life

Customer base	$65,400	$65,400	7.3 years
Less accumulated amortization	(22,723)	(16,778)
	42,677	48,622

Contractual relationships	14,600	14,600	0.2 years
Less accumulated amortization	(14,186)	(11,861)
	414	2,739

Technology acquired	18,000	18,000	0.1 years
Less accumulated amortization	(17,586)	(15,261)
	414	2,739

Trade name	54,700	87,400	indefinite
Less impairment charge	–	(32,700)
	54,700	54,700
Intangible assets, net	$98,205	$108,800

Amortization expense of intangible assets was $10,595, $11,940, and $18,195 during the years ended December 31, 2010, 2009, and 2008, respectively.

GA-Net Sol Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(In Thousands)

6. Intangible Assets (continued)

Future expected amortization expense of intangible assets is as follows:

Year ending December 31:
2011	$6,774
2012	5,945
2013	5,945
2014	5,945
2015	5,945
Thereafter	12,951
$43,505

As a result of very difficult business conditions, the ensuing economic crisis, and recessionary conditions in the U.S., the Company recorded a noncash impairment charge of $32.7 million for the impairment of the Company’s trade name intangible asset during 2009. As a result, the carrying values of intangible assets related to the Company’s trade name were reduced from $87.4 million to an estimated fair value of $54.7 million as of December 31, 2009. There was no impairment charge for indefinite-lived intangible assets during 2010 or 2008.

7. Loans Payable

Credit Agreements

As part of the final financing arrangement for the Acquisition on March 7, 2007, the Company entered into a credit agreement (the First Lien Credit Agreement) for a total of $407,500. The First Lien Credit Agreement consists of a $382,500 floating rate term loan and a $25,000 revolving credit commitment. In accordance with the First Lien Credit Agreement, the Company has certain financial covenants that it has to meet on an annual basis, and the Company has pledged substantially all assets as collateral. As of December 31, 2010, the Company was in compliance with the covenants of the First Lien Credit Agreement. The loan bears interest at the London Interbank Offered Rate (LIBOR) plus a percentage ranging from 2.25% to 2.50% based on the Company’s total leverage ratio as calculated at the end of each fiscal quarter. As of December 31, 2010, the effective interest rate is 2.52% for the $236,672 outstanding principal balance.

GA-Net Sol Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(In Thousands)

7. Loans Payable (continued)

In addition, as part of the Acquisition, the Company entered into a second credit agreement (the Second Credit Agreement) in the amount of $42,500. The Second Credit Agreement is subordinate to the First Credit Agreement, calls for payments of interest only on a quarterly basis at a fixed rate of 10.50%, and is due in full on September 17, 2014.

The Company incurred $10,893 in debt issuance costs, which are recorded in other assets and are being amortized over seven years using the effective interest method. As of December 31, 2010 and 2009, $4,271 and $6,430, respectively, remains to be amortized.

In regard to the First Lien Credit Agreement, the Company is required to maintain interest rate agreements with terms and conditions that result in at least 50% of the aggregate outstanding principal amount being subject to a fixed or maximum interest rate for a minimum of three years, or until April 2010. On April 24, 2007, the Company entered into separate interest rate swap (initial swap) and interest rate cap (initial cap) transactions to satisfy those terms. Additionally, on June 25, 2009, the Company entered into an interest rate cap (the second cap) transaction, and on June 30, 2010, the Company entered into an interest rate swap (the second swap), both of which continued to satisfy the terms in conjunction with the 2007 transactions.

The initial swap transaction had an effective date of June 29, 2007, and a termination date of December 31, 2009. The notional amounts started at $292,334 and decreased quarterly to $27,899 by the end of 2009, with a designated maturity of three months. The swap transaction fixed the LIBOR component for the notional amounts of the transaction at 4.9225%. The swap transaction valuation was $0 at December 31, 2009. The change in fair market value of the swap is recorded in other comprehensive income.

The second swap transaction has an effective date of June 30, 2010, and a termination date of March 7, 2014. The notional amounts start at $165,215 and decrease quarterly to $70,362 by March 2014, with a designated maturity of one month. The swap transaction fixed the LIBOR component for the notional amounts of the transaction at 1.53%. The swap transaction valuation was $1,582 unfavorable as of December 31, 2010. The change in fair market value related to the swap, which is recorded in other comprehensive loss is net of income tax of $588.

GA-Net Sol Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(In Thousands)

7. Loans Payable (continued)

The initial cap was purchased for $260 with an effective date of September 30, 2008, and a termination date of June 30, 2010. The notional amounts start at $25,800 and range up to $105,623 during the term. This transaction caps the LIBOR component on the notional amounts of the transaction to no more than 5.50%. The initial cap transaction is valued at $0 as of December 31, 2009. The change in fair market value of the cap is recorded in other comprehensive income.

The second cap was purchased for $65 with an effective date of June 30, 2009, and a termination date of June 30, 2010, for a notional amount of $60,000. This transaction caps the LIBOR component of the Company’s interest rate on the notional amount of the transaction at 3.00%. The cap transaction was valued at $1 as of December 31, 2009, and the change in fair market value of the cap is recorded in other comprehensive income.

According to the terms of the First Lien Credit Agreement, the Company is required to make principal payments quarterly, commencing with the quarter ending September 30, 2007. Additionally, the Company is required to pay 50% of its annual excess cash flow, as defined in the First Lien Credit Agreement, to the lender upon the delivery of the annual audited financial statements, commencing with the 2008 audited financial statements. The First Lien Credit Agreement is due in full on March 7, 2014. As a result of making additional principal payments during 2008, the Company has paid all scheduled quarterly principal payments due during the entire term of the agreement. In making payments totaling $60,000, $35,000, and $20,000 during 2010, 2009, and 2008, respectively, the Company has met its annual excess cash flow payment obligation for 2010, 2009, and 2008 through its elective payments.

Letters of credit totaling $7,300 were secured by the revolving credit commitment as of December 31, 2010 and 2009. Inception to date, no amounts have been borrowed under the revolving credit commitment and no amounts are outstanding.

During September 2010, the Company entered into a one-year financing arrangement to acquire software for a total of $865. This transaction was recorded at fair value. As of December 31, 2010, the Company’s financing obligation of $649 is included in current loans payable.

GA-Net Sol Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(In Thousands)

7. Loans Payable (continued)

Interest expense on both credit agreements and financing arrangements totaled $11,475, $14,199, and $24,619 for the years ended December 31, 2010, 2009, and 2008, respectively.

As of December 31, 2010, loans payable consists of the following:

First Lien Credit Agreement, including accrued interest	$236,952
Second Credit Agreement	42,500
Financing obligation	649
Total loans payable	280,101
Less current portion of loans payable, including accrued interest	929
Loans payable, net of current portion	$279,172

Scheduled maturities of loans payable are as follows:

Year ending December 31:
2011	$929
2012	–
2013	–
2014	279,172
$280,101

8. Commitments and Contingencies

Operating Leases

The Company leases office facilities in Virginia; Pennsylvania; Illinois; and Buenos Aires, Argentina under operating lease agreements expiring through 2020.

GA-Net Sol Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(In Thousands)

8. Commitments and Contingencies (continued)

Total future minimum lease payments under noncancelable operating lease agreements are as follows:

Year ending December 31:
2011	$6,522
2012	4,372
2013	3,236
2014	2,738
2015	2,724
Thereafter	14,676
$34,268

Rent and co-location expenses were $8,357, $9,543, and $8,110 for the years ended December 31, 2010, 2009, and 2008, respectively.

Litigation

The Company is party to certain legal matters arising in the ordinary course of its business. In management’s opinion, the expected outcome of such matters will not have a material impact on the Company’s financial position or results of its operations.

9. Related-Party Transactions

Loan Payable

The Second Credit Agreement in the amount of $42,500 (see Note 7) was provided by an investor in Holdings. Interest expense on the note payable totaled $4,462, $4,462, and $4,475 for the years ended December 31, 2010, 2009, and 2008, respectively. The principal balance outstanding on the note payable is $42,500, and the interest payable on the balance outstanding is $208 as of December 31, 2010 and 2009.

GA-Net Sol Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(In Thousands)

9. Related-Party Transactions (continued)

Accounts Receivable

The Company regularly provides services for NameJet LLC (see Note 3), and as a result has a current trade accounts receivable balance of $316 and $350 due from NameJet LLC as of December 31, 2010 and 2009, respectively.

Professional Services

During the year ended December 31, 2010, the Company entered into marketing, domain name, and telesales agreements with an affiliate that has common investors and shares a board member with Holdings. The Company paid the affiliate $2,349 for the services performed for the year ended December 31, 2010, and owed $661 as of December 31, 2010. The Company received $181 from the affiliate for domain name services for the year ended December 31, 2010.

During the year ended December 31, 2010, the Company entered into a data center service agreement with an affiliate that has common investors with Holdings. The Company paid the affiliate $213 for the services for the year ended December 31, 2010, and owed $15 as of December 31, 2010.

10. Retirement Plans

Effective November 26, 2003, a 401(k) retirement plan (the 401(k) Plan) was established for all Network Solutions, LLC employees. Under the 401(k) Plan, the Company matches U.S. employee contributions up to a maximum of 3% of each employee’s annual compensation, as defined by the 401(k) Plan agreement. The Company suspended its match of all U.S. employees’ 401(k) contributions, effective March 21, 2009, and subsequently reactivated the match in April 2010.

Effective January 1, 2008, the Company established a Registered Retirement Savings Plan (the RRSPs; together with the 401(k) Plan, the Retirement Plans) for Canada employees. Under the RRSP, the Company matches 50% of employee contributions for employees with fewer than two years of service and 100% of employee contributions for employees with two or more years of service, up to a maximum of 3% of each employee’s annual compensation, as defined by the RRSP agreement. The Company terminated the Canada plan effective December 31, 2009.

GA-Net Sol Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(In Thousands)

10. Retirement Plans (continued)

The Company incurred $645, $282, and $1,385 in the form of matching contributions to the Retirement Plans for the years ended December 31, 2010, 2009, and 2008, respectively.

Employees become eligible to contribute to the Retirement Plans and participate in the Company match after 90 days of employment and become fully vested in the discretionary match after two years of employment.

11. Stock-Based Compensation

The Company participates in equity-based compensation plans established by Holdings. The Net Sol Holdings Executive Equity Incentive Plan (the Plan) is authorized to award Class A-2 Units, Grant A-2 Units, and Grant A-3 Units of Holdings’ equity. In addition, Holdings has issued Restricted Stock Units (RSUs) to employees of the Company. Each of the Class A-2 Units, Grant A-3 Units, and RSUs issued by Holdings represent a profits interest awarded in connection with the performance of services to the Company. These Holdings equity awards are right-to-receive distributions funded solely by the profits of the Company generated after the date of the award. The distribution threshold, or threshold price, is established by the Board of Holdings as of the date of each unit award. Subject to a participant’s continued employment with or service to the Company, the Class A-2 Units generally vest over a five-year period, commencing on: (i) the second anniversary for employees, and (ii) the first anniversary for Board members, and on each subsequent anniversary. Certain Class A-2 Units have a performance condition for vesting as well. The Grant A-3 Units vest over a five-year period commencing on the third anniversary and on each subsequent anniversary. The RSUs generally vest over a four-year period, with one quarter vesting commencing on the first anniversary and 6.25% vesting each quarter thereafter. Once vested, the units continue in effect with no stated expiration date.

The Company is accounting for the Class A-2 and A-3 Units issued by the Plan under ASC 718, Compensation – Stock Compensation. All costs associated with equity awards issued by Holdings, including those awarded to Board members of Holdings, have been reflected in the consolidated financial statements of the Company, as all activities at Holdings relate to the operations of the Company. In accordance with ASC 718, for employee stock awards, the Company recognizes compensation expense, net of estimated forfeitures, over the requisite service period, which is the period during which the employee is required to provide services in exchange for the award.

GA-Net Sol Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(In Thousands)

11. Stock-Based Compensation (continued)

Following is a summary of the Class A-2 and A-3 Units awarded to employees of the Company under the Plan established by Holdings:

	Units	Weighted- Average Threshold Price	Vested

Outstanding at December 31, 2008	16,336	$1.16	31%
Units awarded	6,200	$1.27	–
Forfeited	(5,908)	$1.20	–
Outstanding at December 31, 2009	16,628	$1.16	44%
Units awarded	2,500	$1.08	–
Forfeited	(5,500)	$1.27	–
Outstanding at December 31, 2010	13,628	$1.12	72%

The fair value of each Class A-2 and A-3 Unit issued by Holdings is estimated on the date of grant using the Black-Scholes option-pricing model based on assumptions applicable to Holdings as noted in the following table. Expected volatility is based on the historical volatility of comparable companies. The expected term of the units awarded represents the period of time that the units are expected to be outstanding.

	2010 Awards	2009 Awards	2008 Awards

Expected volatility	45%	56%	50%
Expected life (in years)	5	7	6
Risk-free interest rate	1.5%	2.3%	3.2% – 3.4%
Dividend yield	None	None	None

The Company uses the resultant valuation to determine the compensation expense related to the Plan units awarded to employees of the Company. The Company has elected to recognize compensation cost for awards with only a service condition on a straight-line basis over the requisite service period for the entire award.

GA-Net Sol Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(In Thousands)

11. Stock-Based Compensation (continued)

Based on the estimated fair value of units awarded, stock-based compensation expense recognized by the Company for its participation in Holdings’ stock-based compensation plan was $1,719, $2,182, and $1,327 for the years ended December 31, 2010, 2009, and 2008, respectively.

During 2010, RSUs were granted to employees of the Company. The first RSU grant awarded 5,125 units, which are subject to a four-year vesting schedule. The second grant awarded 234 fully vested units. The units were awarded under the Holdings’ equity-based compensation plan and are recorded as a liability by the Company using the fair value of Holdings units at year-end of $1.11. As of December 31, 2010, approximately 28% of the units are vested.

As of December 31, 2010, there was $1,793 of unrecognized compensation cost related to unvested Class A-2 Units awarded under the Plan and $2,130 of unrecognized compensation cost related to the unvested RSUs. The cost will be recognized over a weighted-average period of approximately 3.2 years for the Class A-2 Units and 2.8 years for the RSUs.

If stock-based compensation, as recorded by the Company, were to be allocated among operating costs and expenses, the allocation would be as follows:

	Year Ended December 31
	2010	2009	2008

Cost of revenue	$–	$–	$–
Sales and marketing	–	197	75
Technology services	–	–	48
General and administrative	1,719	1,985	1,204
	$1,719	$2,182	$1,327

During 2007 the Company established the 2007 Phantom Equity Incentive Plan (the Phantom Plan). The value of a unit in the Phantom Plan is directly tied to the appreciation of the Company’s valuation upon a liquidity event, and units vest over a five-year period commencing on the second anniversary. As such, a unit in the Phantom Plan does not represent an equity interest in the Company, but rather, is a right to share in the growth of the consolidated Company’s valuation between unit issuance and a liquidity event. As the units issued under the Phantom Plan are subject to a change of control provision as a performance condition, the Company will not recognize any compensation expense under ASC 718 until such point in time that this performance condition becomes probable (see Note 13).

GA-Net Sol Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(In Thousands)

11. Stock-Based Compensation (continued)

Following is a summary of the units awarded under the Phantom Plan by the Company:

	Units	Weighted- Average Threshold Price	Vested

Outstanding at December 31, 2008	5,708	$1.10	–
Units awarded	2,500	$1.27	–
Forfeited	(2,388)	$1.15	–
Outstanding at December 31, 2009	5,820	$1.15	20%
Units awarded	2,665	$1.04	–
Forfeited	(2,305)	$1.20	–
Outstanding at December 31, 2010	6,180	$1.08	24%

12. Income Taxes

Total income taxes for the years ended December 31, 2010, 2009, and 2008, were allocated as follows:

	Years Ended December 31
	2010	2009	2008

Income tax (benefit) expense	$(1,480)	$9,210	$136
Tax effect of unrecognized mark-to-market losses on interest rate swap	(588)	–	–
Total income tax (benefit) expense	$(2,068)	$9,210	$136

GA-Net Sol Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(In Thousands)

12. Income Taxes (continued)

The Company has elected to be treated as a C corporation for federal income tax purposes. Accordingly, at the Company level, the provision for federal, state, and foreign income taxes attributable to net income consists of the following components:

	Years Ended December 31
	2010	2009	2008
Current:
Federal	$(97)	$866	$–
State	65	139	–
Foreign	126	283	208

Deferred:
Federal	13,994	(5,175)	(5,004)
State	1,059	1,569	(913)
Foreign	30	(60)	(67)
Subtotal	15,177	(2,378)	(5,776)

Change in valuation allowance	(16,657)	11,588	5,912
Income tax (benefit) expense	$(1,480)	$9,210	$136

The Company had net operating loss carryforwards of $44,996 and $60,794 as of December 31, 2010 and 2009, respectively. These carryforwards expire at varying dates beginning in the year 2014 and ending in 2028.

GA-Net Sol Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(In Thousands)

12. Income Taxes (continued)

A reconciliation of income taxes determined by applying the federal and state tax rates to net income is as follows for the years ended December 31, 2010, 2009, and 2008:

	Year Ended December 31
	2010	2009	2008

Income tax benefit at federal statutory rate	$13,811	$(2,321)	$(5,239)
State tax benefit, net of federal benefit	1,543	(133)	(593)
Permanent differences	197	54	57
Foreign tax credits	(285)	–	–
Canadian research and development credit	(134)	–	–
Canadian deemed dividend	97	–	–
Other	(52)	22	(1)
Change to valuation allowance	(16,657)	11,588	5,912
	$(1,480)	$9,210	$136

GA-Net Sol Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(In Thousands)

12. Income Taxes (continued)

Net deferred tax assets and liabilities consist of the following at December 31, 2010 and 2009:

	December 31
	2010	2009
Deferred tax assets:
Net operating loss carryforwards	$18,193	$23,717
Deferred revenue	58,001	50,463
Stock compensation charge	3,029	2,430
Amortization of intangibles	15,862	16,492
Accruals and reserves	5,624	2,160
Property and equipment	–	74
Alternative minimum tax	740	866
Investment in unconsolidated subs	647	487
Foreign tax credits	285	–
Interest rate swap	588	–
Total deferred tax assets	102,969	96,689

Valuation allowance	(1,021)	(19,553)
Net deferred tax assets	101,948	77,136

Deferred tax liabilities:
Prepaids	(6,672)	(6,442)
Property and equipment	(2,257)	–
Goodwill	(98,716)	(78,528)
Total deferred tax liabilities	(107,645)	(84,970)
Total net deferred tax liability	$(5,697)	$(7,834)

In assessing the ability to realize deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Management considers the availability of carrying back net operating losses, the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

GA-Net Sol Parent, LLC and Subsidiaries

Notes to Consolidated Financial Statements (continued)
(In Thousands)

12. Income Taxes (continued)

As of December 31, 2009, the Company concluded that it was more likely than not that a portion of its deferred tax assets would be utilized in subsequent years and that a full valuation was not necessary. Given the limited history of profitability, excluding the impairment charge, the Company concluded that it was appropriate at that time to consider future taxable income for a limited period of one year into the future. As of December 31, 2010, the Company is in a three-year cumulative income position, has generated significant pretax income in 2010, is projecting this trend in the foreseeable future, and has therefore reversed $16,657 of its valuation allowance during 2010. The $1,021 allowance as of December 31, 2010, relates to certain state net operating losses and capital losses associated with its investment in OrangeSoda, Inc.

As of December 31, 2010 and 2009, the Company had unrecognized tax benefits of $365 and $174, respectively. The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate for the years ended December 31, 2010 and 2009, were $365 and $174, respectively. As of December 31, 2010 and 2009, the total amount of interest and penalties recognized in both the consolidated statements of operations and financial position were $34 and $34, respectively. It is the Company’s policy to recognize interest and penalties related to its uncertain tax positions in income tax expense.

As of December 31, 2010, the Company has filed income tax returns in the U.S., as well as in various states and foreign jurisdictions, for tax years 2009, 2008, and 2007. As a result, the Company may be subject to examination in these jurisdictions. As of December 31, 2010, the Company may be subject to examination in the following major jurisdictions for the years specified: U.S. and its constituent states for 2009, 2008, and 2007; Canada for 2006 through 2009; and Argentina for 2009 and 2008.

13. Subsequent Events

The Company has evaluated subsequent events through the date and time the accompanying consolidated financial statements were issued on August 9, 2011. No subsequent events have occurred since December 31, 2010, that required recognition or disclosure in the Company’s current-period financial statements, except as disclosed below.

On August 3, 2011, Holdings entered into a definitive Purchase Agreement with Web.com (Nasdaq: WWWW) to sell its member interest in the Company for $405 million in cash plus 18 million of Web.com shares. The transaction is subject to approval by Web.com’s shareholders and is subject to regulatory review.

Exhibit 99.1

GA-Net Sol Parent, LLC and Subsidiaries

Unaudited Consolidated Balance Sheets
(In Thousands)

	June 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$18,445	$26,931
Accounts receivable, less allowance for doubtful accounts and sales returns of $895 and $1,087, respectively	2,462	2,541
Deferred expenses, current portion	42,708	41,771
Prepaid expenses and other current assets	8,378	6,027
Total current assets	71,993	77,270

Property and equipment, net	27,343	25,635
Goodwill	763,336	763,336
Intangible assets, net	94,428	98,205
Investments in unconsolidated entities	3,204	3,489
Deferred expenses, net of current portion	57,755	55,808
Other assets	2,667	3,948
Total assets	$1,020,726	$1,027,691

Liabilities and member’s equity
Current liabilities:
Accounts payable and accrued expenses	$19,656	$24,141
Deferred revenue, current portion	177,604	171,238
Loans payable, current portion	468	929
Other current liabilities	2,337	2,376
Total current liabilities	200,065	198,684

Deferred revenue, net of current portion	199,268	192,575
Loans payable, net of current portion	241,672	279,172
Other liabilities	24,032	14,080
Total liabilities	665,037	684,511

Member’s equity	355,689	343,180
Total liabilities and member’s equity	$1,020,726	$1,027,691

See accompanying notes.

GA-Net Sol Parent, LLC and Subsidiaries

Unaudited Consolidated Statements of Operations
(In Thousands)

	Six Months Ended June 30
	2011	2010
Revenue:
Domain name services	$88,870	$86,617
Web services	38,502	38,331
Marketing and advertising	6,152	7,655
Total revenue	133,524	132,603

Cost of revenue	37,042	35,946
Gross margin	96,482	96,657

Operating costs and expenses:
Sales and marketing	23,683	24,435
Technology services, excluding depreciation	18,621	18,706
General and administrative	14,426	14,301
Stock-based compensation	673	777
Depreciation and amortization	11,037	11,964
Total operating expenses	68,440	70,183

Income from operations	28,042	26,474

Interest and other expenses, net	(7,446)	(7,460)
Income before income taxes	20,596	19,014
Income tax expense	8,098	7,463
Net income	$12,498	$11,551

See accompanying notes.

GA-Net Sol Parent, LLC and Subsidiaries

Unaudited Consolidated Statement
of Changes in Member’s Equity
(In Thousands)

Balance at December 31, 2010	$343,180
Other comprehensive loss	(287)
Stock-based compensation	298
Net income	12,498
Balance at June 30, 2011	$355,689

See accompanying notes.

GA-Net Sol Parent, LLC and Subsidiaries

Unaudited Consolidated Statements of Cash Flows
(In Thousands)

	Six Months Ended June 30
	2011	2010
Operating activities
Net income	$12,498	$11,551
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	11,037	11,964
Stock-based compensation	673	777
Amortization of deferred financing costs	1,072	1,215
Provision for doubtful accounts	(192)	(78)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	271	1,073
Prepaid expenses and other assets	(2,142)	(3,061)
Deferred expenses	(2,884)	(2,117)
Accounts payable and accrued expenses	(4,486)	11,615
Accrued interest	(29)	(22)
Deferred revenue	13,060	10,773
Other liabilities	9,251	8,348
Net cash provided by operating activities	38,129	52,038

Investing activities
Purchases of property and equipment	(8,969)	(9,498)
Investments in unconsolidated entities	285	348
Net cash used in investing activities	(8,684)	(9,150)

Financing activities
Principal payments on loans payable	(37,500)	(29,000)
Financing cost arrangements	(431)	–
Net cash used in financing activities	(37,931)	(29,000)

Net (decrease) increase in cash and cash equivalents	(8,486)	13,888
Cash and cash equivalents, beginning of period	26,931	37,898
Cash and cash equivalents, end of period	$18,445	$51,786

Supplemental disclosures of cash flow information
Cash paid for interest	$6,060	$5,782
Cash paid for income taxes	$153	$307

See accompanying notes.

GA-Net Sol Parent, LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements
(In Thousands)

For the Six Months Ended June 30, 2011 and 2010

1. Description and Organization of Business

Nature of Business

GA-Net Sol Parent, LLC (the Company), through its wholly owned operating subsidiary Network Solutions, LLC (Network Solutions), is a provider of web services that enable small- to medium-sized businesses to establish, design, maintain, promote, and optimize their online presence with operations in Virginia; Illinois; Pennsylvania; and Buenos Aires, Argentina. The Company’s comprehensive business solutions allow customers to establish a secure web presence, communicate, transact business, and market over the Internet. The Company’s suite of services includes domain name registration, website design and hosting, email, security, eCommerce, and online marketing. The Company believes these services enable its customers to rapidly and cost-effectively establish an online presence while maintaining their focus on their core businesses.

Organization

On March 7, 2007, Net Sol Holdings, LLC (Holdings), a Delaware limited liability company, acquired NS Holdings LLC and its subsidiaries (the Acquisition). Holdings and the Company were formed by General Atlantic, LLC to effect the Acquisition. Holdings is the sole member of the Company.

As a limited liability company, no member shall be obligated personally for debt, obligation, or liability of the Company; all such debt obligations and liabilities are the sole responsibility of the Company.

2. Summary of Significant Accounting Policies

Basis of Presentation

The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements for the year ended December 31, 2010, except that certain information and disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the U.S. have been condensed or excluded as permitted. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the six months ended June 30, 2011 are not necessarily indicative of the results that may be expected for the full fiscal year. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes for the year ended December 31, 2010.

Derivative Financial Instruments

The Company enters into derivative transactions for hedging or risk management purposes. The Company formally documents all relationships between hedging instruments and hedged items, as well as risk management objectives for undertaking various hedge transactions, before entering into the transaction.

2. Summary of Significant Accounting Policies (continued)

The Company records derivative financial instruments at fair value as either assets or liabilities and recognizes changes in fair value in its equity accounts. The Company evaluates the effectiveness of hedging relationships both at the hedge inception and on an ongoing basis. The Company’s derivative instruments are designated as cash flow hedges and are considered to be highly effective. The Company records the changes in fair value of derivative financial instruments as other comprehensive income or loss until the underlying hedged item is recognized in earnings. The Company recognizes in earnings immediately any ineffective portion of a derivative’s change in fair value.

Comprehensive Income

Comprehensive income (loss) includes net income adjusted for unrealized gains and losses of interest rate protection agreements and investment instruments. Comprehensive income was $12,211 and $10,096 for the six months ended June 30, 2011 and 2010, respectively.

New Accounting Policies

In October 2009, the Financial Accounting Standards Board (FASB) issued Emerging Issues Task Force Issue No. 08-1, Revenue Arrangements with Multiple Deliverables, codified as Accounting Standards Update (ASU) 2009-13, which amends ASC Topic 605 – Revenue Recognition. This requires companies to allocate revenue in multiple-element arrangements based on an element’s estimated selling price if vendor-specific or other third-party evidence of value is not available. The new guidance is to be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. The Company adopted the standard on January 1, 2011 and it did not have a material effect on our financial statements in the first six months in 2011, and is not expected to have a material effect in future periods.

In January 2010, the FASB issued ASU 2010-06, Improving Disclosures About Fair Value Measurements, which requires reporting entities to make new disclosures about recurring or nonrecurring fair value measurements, including significant transfers into and out of Level 1 and Level 2 fair value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair-value measurements. ASU 2010-06 is effective for annual reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures, which are effective for annual periods beginning after December 15, 2010. The adoption of ASU 2010-06 did not have a material impact on the Company’s consolidated financial statement disclosures.

In June 2011, the FASB issued ASU No. 2011-04, an update to FASB ASC Fair Value Measurements Topic, which clarifies the intent of the FASB regarding existing requirements, changes certain principles for measuring fair value and expands the disclosure requirements related to fair value measurements. Specifically, this update expands the restriction on the use of block discounts to all fair value measurements and provides conditions which must be satisfied prior to the application of other premiums and discounts (e.g., control premiums and discounts for lack of marketability) to fair value measurements. Additionally, this update requires the disclosure of quantitative information about significant unobservable inputs, the valuation processes in place for Level 3 measurements, the sensitivity of fair value measurements to changes in unobservable inputs, the hierarchy classification for assets and liabilities whose fair value is disclosed only in footnotes, any transfers between Level 1 and Level 2 of the fair value hierarchy and the reason nonfinancial assets measured at fair value are being used in a manner that differs from the highest and best use. This update becomes effective in periods beginning after December 15, 2011 and is required to be adopted prospectively. Early adoption is not permitted. The Company is currently evaluating the impact that the pending adoption will have on the Company’s fair value measurements and related disclosures in its consolidated financial statements.

2. Summary of Significant Accounting Policies (continued)

In June 2011, the FASB issued ASU No. 2011-05, an update to FASB ASC Comprehensive Income Topic, which amends the existing accounting standards related to the presentation of comprehensive income in a company’s financial statements. This update requires that all nonowner changes in member’s equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two statement approach, the first statement would present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income and the total of comprehensive income. Under either presentation alternative, reclassification adjustments and the effect of those adjustments on net income and other comprehensive income must be presented in the respective statement or statements, as applicable. This update becomes effective in periods beginning after December 15, 2011 and is required to be adopted retrospectively. Early adoption is permitted. The Company is currently evaluating which of the two presentation alternatives it will adopt, as well as the impact of such adoption.

3. Fair Value Disclosures

Effective January 1, 2008, the Company adopted ASC 820 – Fair Value Measurements and Disclosures, which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company determines the fair values of its financial instruments in accordance with ASC 820. Effective January 1, 2009, the Company adopted this statement for nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis. ASC 820 establishes a three-level hierarchy that encourages an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of the hierarchy are defined as follows:

•	Level 1 – inputs to the valuation techniques that are quoted prices in active markets for identical assets or liabilities.

•	Level 2 – inputs to the valuation techniques that are other-than-quoted prices but are observable for the assets or liabilities, either directly or indirectly.

•	Level 3 – inputs to the valuation techniques that are unobservable for the assets or liabilities.

The Company’s derivative financial instruments consist of interest rate swaps and caps, which are valued using pricing models commonly used by the financial services industry and market observable pricing inputs. The Company does not consider these calculations to involve significant judgment on the part of management. The Company utilizes the fair value hierarchy in its accounting for derivative financial instruments (Level 2) and in its reviews for impairment of goodwill and indefinite-lived intangible assets (Level 3).

Cash and cash equivalents, accounts receivable, and accounts payable are carried at cost, which approximates fair value and, as such, are not included in the table below.

The following table presents the Company’s financial assets and liabilities measured at fair value on a recurring basis:

	June 30, 2011
	Level 1	Level 2	Level 3	Fair Value
Liabilities
Interest rate swap	$—	$2,062	$—	$2,062

	December 31, 2010
	Level 1	Level 2	Level 3	Fair Value
Liabilities
Interest rate swap	$—	$1,582	$—	$1,582

The estimated fair value of long-term debt is based on current market prices or interest rates. The fair value of long-term debt was estimated at $232,448 and $267,526 as of June 30, 2011 and December 31, 2010, respectively.

4. Loans Payable

Credit Agreements

As part of the final financing arrangement for the Acquisition on March 7, 2007, the Company entered into a credit agreement (the First Lien Credit Agreement) for a total of $407,500. The First Lien Credit Agreement consists of a $382,500 floating rate term loan and a $25,000 revolving credit commitment. In accordance with the First Lien Credit Agreement, the Company has certain financial covenants that it has to meet on an annual basis, and the Company has pledged substantially all assets as collateral. As of June 30, 2011 and December 31, 2010, the Company was in compliance with the covenants of the First Lien Credit Agreement. The loan bears interest at the London Interbank Offered Rate (LIBOR) plus a percentage ranging from 2.25% to 2.50% based on the Company’s total leverage ratio as calculated at the end of each fiscal quarter. As of June 30, 2011, the effective interest rate is 2.44% for the $199,172 outstanding principal balance.

In addition, as part of the Acquisition, the Company entered into a second credit agreement (the Second Credit Agreement) in the amount of $42,500. The Second Credit Agreement is subordinate to the First Credit Agreement, calls for payments of interest only on a quarterly basis at a fixed rate of 10.50%, and is due in full on September 17, 2014.

The Company incurred $10,893 in debt issuance costs, which are recorded in other assets and are being amortized over seven years using the effective interest method. As of June 30, 2011 and December 31, 2010, $3,245 and $4,271, respectively, remains to be amortized.

In regard to the First Lien Credit Agreement, the Company is required to maintain interest rate agreements with terms and conditions that result in at least 50% of the aggregate outstanding principal amount being subject to a fixed or maximum interest rate for a minimum of three years, or until April 2010. On June 30, 2010, the Company entered into an interest rate swap, which continued to satisfy the terms in conjunction with the 2007 transactions.

The swap transaction has an effective date of June 30, 2010, and a termination date of March 7, 2014. The notional amounts started at $165,215 and decrease quarterly to $70,362 by March 2014 with a designated maturity of one month. The swap transaction fixed the LIBOR component for the notional amounts of the transaction at 1.53%. The swap transaction valuation was $2,062 and $1,582 unfavorable as of June 30, 2011 and December 31, 2010, respectively. The change in fair market value related to the swap for the six-month period ended June 30, 2011, which is recorded in other comprehensive income, is net of income tax of $193.

According to the terms of the First Lien Credit Agreement, the Company is required to make principal payments quarterly commencing with the quarter ending September 30, 2007. Additionally, the Company is required to pay 50% of its annual excess cash flow, as defined in the First Lien Credit Agreement, to the lender upon the delivery of the annual audited financial statements commencing with the 2008 audited financial statements. The First Lien Credit Agreement is due in full on March 7, 2014. As a result of making additional principal payments during 2008, the Company has paid all scheduled quarterly principal payments due during the entire term of the agreement. In making payments totaling $37,500 and $29,000 during the six months ended June 30, 2011 and 2010 respectively, the Company has met its annual excess cash flow payment obligation for 2011 and 2010 through its elective payments.

Letters of credit totaling $7,300 were secured by the revolving credit commitment as of June 30, 2011 and December 31, 2010. Inception to date, no amounts have been borrowed under the revolving credit commitment and no amounts are outstanding.

During September 2010, the Company entered into a one-year financing arrangement to acquire software for a total of $865. This transaction was recorded at fair value. As of June 30, 2011 and December 31, 2010, the Company’s financing obligation of $218 and $649, respectively, were included in current loans payable.

4. Loans Payable (continued)

Interest expense on both credit agreements and financing arrangements totaled $5,175 and $5,855 for the six months ended June 30, 2011 and 2010, respectively.

As of June 30, 2011, loans payable consists of the following:

First Lien Credit Agreement, including accrued interest	$199,422
Second Credit Agreement	42,500
Financing obligation	218
Total loans payable	242,140
Less current portion of loans payable, including accrued interest	468
Loans payable, net of current portion	$241,672

Scheduled maturities of loans payable are as follows:

Year ending December 31:
2011 (remaining year)	$468
2012	—
2013	—
2014	241,672
$242,140

5. Commitments and Contingencies

Litigation

The Company is party to certain legal matters arising in the ordinary course of its business. In management’s opinion, the expected outcome of such matters will not have a material impact on the Company’s financial position or results of its operations.

6. Stock-Based Compensation

The Company participates in equity-based compensation plans established by Holdings. The Net Sol Holdings Executive Equity Incentive Plan (the Plan) is authorized to award Class A-2 Units, Grant A-2 Units, and Grant A-3 units of Holdings equity to employees of the Company. In addition, Holdings has issued Restricted Stock Units (RSUs) to employees of the Company. During the six-months ended June 30, 2011, there were no units issued to employees of the Company, and during the six months ended June 30, 2010, the Company granted options for 2.5 million A-2 Units and 5.125 million RSUs to employees.

As of June 30, 2011, there was $1,498 of unrecognized compensation cost related to unvested Class A-2 Units awarded under the Plan, and $1,757 of unrecognized compensation cost related to the unvested RSUs. The cost will be recognized over a weighted-average period of approximately 2.8 years and 2.3 years, respectively.

Based on the estimated fair value of units awarded, stock-based compensation expense was $673 and $777 for the six months ended June 30, 2011, and 2010, respectively.

If stock-based compensation were allocated among operating costs and expenses, the costs would be allocated to general and administrative expenses.

 6. Stock-Based Compensation (continued)

During 2007, the Company also established the 2007 Phantom Equity Incentive Plan (the Phantom Plan). The value of a unit in the Phantom Plan is directly tied to the appreciation of the Company’s valuation upon a liquidity event and vest over a five-year period commencing on the second anniversary. As such, a unit in the Phantom Plan does not represent an equity interest in the Company, but rather, is a right to share in the growth of the Company’s valuation between unit issuance and a liquidity event. As the units issued under the Phantom Plan are subject to a change of control provision as a performance condition, the Company will not recognize any compensation expense under ASC 718 until such point in time that this performance condition becomes probable.

Following is a summary of the units awarded under the Phantom Plan:

	Units	Weighted- Average Threshold Price	Vested
Outstanding at December 31, 2010	6,180	$1.08	24%
Units awarded	340	1.06	–
Forfeited	(125)	1.04	–
Outstanding at June 30, 2011	6,395	$1.08	38%

7. Income Taxes

The Company has elected to be treated as a C corporation for federal income tax purposes. Accordingly, income taxes are accounted for using the asset and liability method pursuant to ASC 740 – Income Taxes.

The Company recognized income tax expense of $8,098 and $7,463 during the six months ended June 30, 2011 and 2010, respectively, based upon its estimated annual effective tax rate. The Company’s effective tax rate was 39.3% for the six months ended June 30, 2011 and 2010.

8. Subsequent Events

The Company has evaluated subsequent events through the date and time the accompanying unaudited consolidated financial statements were issued on August 17, 2011. No subsequent events have occurred since June 30, 2011 that required recognition or disclosure in the Company’s current-period financial statements, except as disclosed below.

On August 3, 2011, Holdings entered into a definitive Purchase Agreement with Web.com (NASDAQ: WWWW) to sell its member interest in the Company for $405 million in cash plus 18 million of Web.com shares. The transaction is subject to approval by Web.com’s shareholders and is subject to regulatory review.